Exhibit 11.1
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                           THE SPORTS AUTHORITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                                13 WEEKS ENDED                     26 WEEKS ENDED
                                                           JULY 28,          JULY 23,         JULY 28,          JULY 23,
                                                              1996              1995             1996              1995
                                                        -------------     ------------      ------------     ----------
                                                                  (Unaudited)                        (Unaudited)

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Financial statement computations:

    Income before income taxes                           $    14,986       $    12,048       $    18,158       $    14,975
    Income tax expense                                         6,175             5,144             7,475             6,394
    Minority interest                                           (372)                -              (553)                -
                                                         -----------       -----------       -----------       -----------

    Net income                                           $     9,183       $     6,904       $    11,236       $     8,581
                                                         ===========       ===========       ===========       ===========

Earnings per share:

    Shares used in primary earnings per share computation:
        Weighted average common shares outstanding            31,375            31,215            31,337            31,195
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at average market price               794               152               572                99
                                                         -----------       -----------       -----------       -----------

        Common and common equivalent shares                   32,169            31,367            31,909            31,294
                                                         ===========       ===========       ===========       ===========

    Earnings per share assuming primary dilution         $      0.29       $      0.22       $      0.35       $      0.27
                                                         ===========       ===========       ===========       ===========

    Shares used in fully diluted earnings per share
    computation:
        Weighted average common shares outstanding            31,375            31,215            31,337            31,195
        Net additional shares assuming options
           exercised and proceeds used to purchase
           treasury shares at higher of average market
           price and period-end market price                     818               373               762               373
                                                         -----------       -----------       -----------       -----------

        Common and common equivalent shares                   32,193            31,588            32,099            31,568
                                                         ===========       ===========       ===========       ===========

    Earnings per share assuming full dilution            $      0.29       $      0.22       $      0.35       $      0.27
                                                         ===========       ===========       ===========       ===========
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